Exhibit 99.3

4 April 2016

Dear Sirs,

Yintech Investment Holdings Limited (the “Company”)

We understand that the Company plans to file a registration statement on Form F-1 (together with any amendments thereto, the “Registration Statement”) in relation to the initial public offering of the Company with the United States Securities and Exchange Commission (the “SEC”), any documents in relation to the initial public offering or any other future filings with the SEC (the “SEC Filings”), including filings on Form 20-F or Form 6-K or other SEC filings.

We hereby consent, and confirm that we have not withdrawn our consent, to the issue of the Registration Statement with the inclusion therein of the references to our name and of information, data and statements from our report titled “Online Spot Commodity Trading in Mainland China” in the Registration Statement and the SEC Filings as mentioned above.

We hereby consent to our report and this letter being made available for public inspection. We also consent to the filing of this letter as an exhibit to the Registration Statement.

For and on behalf of

Euromonitor International Limited

By:	/s/ Euromonitor International Limited